Exhibit 2.0

1ST SECURITY BANK OF WASHINGTON
MOUNTLAKE TERRACE, WASHINGTON

PLAN OF CONVERSION
FROM STATE MUTUAL SAVINGS BANK
TO STATE STOCK SAVINGS BANK
AND FORMATION OF A HOLDING COMPANY

INTRODUCTION

I.              General

On July 10, 2008, the Board of Trustees (“Directors”) of 1ST Security Bank of Washington (“1ST  Security” or the “Savings Bank”) adopted by unanimous vote this Plan of Conversion (“Plan”), which provides for the conversion of the Savings Bank from a state chartered mutual savings bank to a state chartered stock savings bank and the concurrent formation of a holding company for the Savings Bank (“Holding Company”).  The Plan was amended by the Board of Directors on September 15, 2011.  The Board of Directors of the Savings Bank believes that the conversion of 1ST Security Bank to stock form and the formation of the Holding Company is in the best interests of the Savings Bank and its members.  The Board of Directors determined that this Plan equitably provides for the interests of the members through the granting of subscription rights and the establishment of a liquidation account.   The Conversion is intended to provide an additional source of capital not now available in order to allow the Savings Bank and the Holding Company to better serve the needs of the community through increased lending to support continued growth in the Savings Bank’s loan portfolios, expansion of customer services and to facilitate future expansion by the Savings Bank. The Board of Directors further desires to reorganize the Savings Bank as the wholly owned subsidiary of a holding company to enhance flexibility of operations, diversification of business opportunities and financial capability for business and regulatory purposes and to enable the Savings Bank to compete more effectively with other financial service organizations.  In addition, opportunities for stock ownership by officers and other employees of the Savings Bank and the Holding Company will provide an effective performance incentive and means of attracting and retaining qualified personnel.

All capitalized terms contained in the Plan shall have the meanings ascribed to them in Section II hereof.

Pursuant to the Plan, shares of Conversion Stock will be offered as part of the Conversion in a Subscription Offering pursuant to nontransferable Subscription Rights at a predetermined and uniform price first to the Savings Bank’s Eligible Account Holders, second to Tax-Qualified Employee Stock Benefit Plans, third to Supplemental Eligible Account Holders, and then to Other Members of the Savings Bank.  Concurrently with the Subscription Offering, shares not subscribed for in the Subscription Offering will be offered as part of the Conversion to the general public in a Direct Community Offering.  Shares remaining may then be offered to the general public in a Syndicated Community Offering, an underwritten public offering or otherwise.  The aggregate Purchase Price of the Conversion Stock will be based upon an independent appraisal of the Savings Bank and will reflect the estimated pro forma market value of the Savings Bank as a subsidiary of the Holding Company.  Members as of specified dates will be granted non-transferable Subscription Rights to purchase Conversion Stock, and a liquidation account will be established for the benefit of depositors as of specified dates.

Consummation of the Conversion is subject to the approval of this Plan and the Conversion by the Division and must be adopted by a majority of the total number of votes eligible to be cast at a special meeting of the Members of the Savings Bank to be called to consider the Conversion.  In addition, in order to consummate the Conversion, this Plan must be filed with and receive the non-objection of the FDIC in accordance with applicable FDIC regulations.

After the Conversion, the Savings Bank will continue to be regulated by the Division, as its chartering authority, and by the FDIC, which insures the Savings Bank’s deposits.  After the Conversion, the Holding Company will be regulated by the Federal Reserve.  In addition, all insured savings deposits will continue to be insured by the FDIC up to the maximum provided by law.

No change will be made in the Board of Directors or management of the Savings Bank as a result of the Conversion.

II.            Definitions

As used in this Plan, the terms set forth below have the following meanings:

A.          Acting in Concert:  (i) Knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a com bination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.  Persons living at the same address as indicated on the records of the Savings Bank, whether or not related, will be deemed to be Acting in Concert, unless otherwise determined by the Board of Directors of the Savings Bank.  A Person who acts in concert with another Person (“other party”) shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the Tax-Qualified Employee Benefit Plan will be aggregated, and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries.  When Persons act together for such purpose, their group is deemed to have acquired their stock.  The determination of whether a group is Acting in Concert shall be made solely by the Board of Director of the Savings Bank or Officers designated by the Board of Directors of the Savings Bank and may be based on any evidence upon which the Board or such Officer chooses to rely, including, without limitation, the fact that such Persons have joint accounts at the Savings Bank or the fact that such Persons have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies.  Directors, Officers and employees of the Savings Bank and the Holding Company shall not be deemed to be Acting in Concert solely as a result of their capacities as such.

B.           Application:  The application submitted to the Division and the FDIC for approval of the Conversion.

C.           Associate:  When used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Savings Bank or a majority-owned subsidiary of the Savings Bank, or the Holding Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except a Tax-Qualified Employee Stock Benefit Plan, (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Savings Bank, any of its subsidiaries, or the Holding Company and (iv) any person Acting in Concert with any of the persons or entities specified in clauses (i) through (iii) above; provided, however, that any Tax-Qualified or Non-Tax Qualified Employee Plan shall not be deemed to be an Associate of any Director or Officer of the Savings Bank, and of its subsidiaries, or the Holding Company solely as a result of their capacities as such.  When used to refer to a Person other than an Officer or Director of the Savings Bank, the Savings Bank in its sole discretion may determine the Persons that are Associates of other Persons.

D.          Capital Stock:  Any and all authorized capital stock in the Converted Savings Bank.

E.           Common Stock:  Any and all authorized common stock in the Holding Company subsequent to the Conversion.

F.           Conversion: Collectively, (i) amendment of the Savings Bank’s Charter and Bylaws to authorize issuance of shares of Capital Stock by the Converted Savings Bank and to conform to the requirements of a Washington-chartered stock savings bank under the laws of the State of Washington and regulations of the Division; (ii) issuance and sale of Conversion Stock by the Holding Company in the Subscription Offering, Direct Community Offering (if any) and Syndicated Community Offering (if any); and (iii) purchase by the Holding Company of the Capital Stock of the Converted Savings Bank to be issued in the Conversion immediately following or concurrently with the close of the sale of all Conversion Stock.  All such transactions shall occur substantially simultaneously.

G.           Conversion Stock:  Holding Company Common Stock to be issued and sold by the Holding Company pursuant to this Plan.

H.           Converted Savings Bank: 1ST Security Bank of Washington, in stock form after the Conversion.

I.            Deposit Account:  Any withdrawable account maintained at the Savings Bank, including, without limitation, savings, time, demand, NOW, money market, certificate and passbook accounts.

J.            Director:  A member of the Board of Directors of either the Savings Bank or the Holding Company.

K.           Direct Community Offering:  The offering for sale of Conversion Stock to the public.

L.           Division:  The Washington Department of Financial Institutions, Division of Banks.

M.          Eligible Account Holder: Any Person holding a Qualifying Deposit in the Savings Bank on the Eligibility Record Date.

N.           Eligibility Record Date: Close of business on June 30, 2007.

O.           FDIC:  Federal Deposit Insurance Corporation.

P.           Federal Reserve:  The Board of Governors of the Federal Reserve System.

Q.           FR Y-3 Application:  The application submitted to the Federal Reserve on FR Y-3, if necessary, for approval of the Holding Company’s acquisition of all of the Capital Stock of the Converted Savings Bank.

R.           Holding Company:  A corporation to be formed under state law by the Savings Bank for the purpose of becoming a holding company through the issuance and sale of its stock under the Plan, and concurrent acquisition of 100% of the Capital Stock of the Converted Savings Bank to be issued pursuant to the Plan.

S.           Holding Company Stock:  Any and all authorized capital stock of the Holding Company.

T.           Local Community: Clallam, King, Kitsap, Pierce and Snohomish  Counties in Washington, the counties in which the Savings Bank maintains offices.

U.           Market Maker:  A dealer (i.e., any Person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

V.           Members:  All Persons or entities who qualify as members of the Savings Bank pursuant to the Savings Bank’s Bylaws and shall include any Person holding a Deposit Account from the Savings Bank as of the close of business on the Record Date.

W.         Notice:  The Notice of Intent to Convert to Stock Form, including amendments thereto, as filed by the Savings Bank with the FDIC pursuant to 12 C.F.R. Part 303.

X.           Officer:  An executive officer of the Savings Bank or the Holding Company, which includes the President, Executive Vice President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, the Secretary and the Treasurer as well as any other person performing similar functions.

Y.           Order Forms:  Forms to be used to order Conversion Stock sent to Eligible Account Holders and other parties eligible to purchase Conversion Stock in the Subscription Offering or Direct Community Offering pursuant to the Plan.

Z.           Other Member:  Holder of a Deposit Account (other than Eligible Account Holders or Supplemental Eligible Account Holders) from the Savings Bank as of the Record Date.

AA.       Person:  An individual, a corporation, a limited liability com pany, a partnership, a limited liability partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or any political subdivision thereof.

BB.        Plan or Plan of Conversion:  This Plan of Conversion as adopted by the Board of Directors of the Savings Bank and any amendment hereto approved as provided herein.

CC.        Qualifying Deposit:  The aggregate balance of all Deposit Accounts of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date; provided, however, in either case that no aggregation of Deposit Accounts with a combined balance of less than fifty dollars ($50.00) shall constitute a Qualifying Deposit.

DD.        RCW:  Revised Code of Washington, as amended.

EE.         Record Date:  Date which determines which Members are entitled to vote at the Special Meeting.

FF.         Registration Statement:  The registration statement on Form S-1 or other applicable forms filed by the Holding Company with the SEC for the purpose of registering the Conversion Stock under the Securities Act of 1933, as amended.

GG.        Savings Bank: 1ST Security Bank of Washington.

HH.        SEC: U.S. Securities and Exchange Commission.

II.           Special Meeting:  The special meeting of Members called for the purpose of considering and voting on the Plan, including any adjournments of such meeting.

JJ.          Subscription Offering:  The offering of Conversion Stock to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members under the Plan.

KK.        Subscription Rights:  Non-transferable, non-negotiable, personal rights of Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members to purchase Conversion Stock.

LL.         Supplemental Eligible Account Holder:  Any Person holding a Qualifying Deposit (other than an Officer or Director or their Associates) on the Supplemental Eligibility Record Date provided, however, that any Director or Officer of the Savings Bank employed, appointed or elected for the first time to such office after the Eligibility Record Date, and his or her Associates, shall not be precluded from being a Supplemental Eligible Account Holder solely by reason of holding such office.

MM.     Supplemental Eligibility Record Date:  The date for determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be the last day of the calendar quarter preceding the approval of the Plan by the Division.

NN.        Syndicated Community Offering:  The offering for sale by a syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Direct Community Offering.

OO.       Tax Qualified Employee Stock Benefit Plan: Any defined benefit plan or defined contribution plan of the Savings Bank or Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and/or the Savings Bank and which, with its related trust meets the requirements to be “qualified” under section 401of the Internal Revenue Code. A “non-tax-qualified employee stock benefit plan” is any defined benefit plan or defined contribution plan that is not so qualified.

III.           General Procedure For Conversion.

A.          The Board of Directors of the Savings Bank shall adopt the Plan by a vote of not less than two-thirds of its entire membership.

B.          The Holding Company shall be incorporated under state law and the Board of Directors of the Holding Company shall concur in the Plan by at least a two-thirds vote.

C.           An Application for Conversion, including the Plan, will be submitted, together with all requisite material, to the Division for approval and the FDIC for its non-objection, and the Holding Company shall file the FR Y-3 Application with the Federal Reserve.  The Savings Bank also will cause notice of the adoption of the Plan by the Board of Directors of the Savings Bank to be given by publication in a newspaper having general circulation in each community in which an office of the Savings Bank is located; and will make available copies of the Plan at each office of the Savings Bank for inspection by Members. After receipt of notice from the Division to do so, the Savings Bank and will again publish, in accordance with the requirements of applicable regulations of the Division, a notice of the filing with the Division of an application to convert the Savings Bank from mutual to stock form.  The Holding Company will also publish such notices as may be required in connection with the FR Y-3 Application and by the regulations and policies of the Federal Reserve.

D.           The Holding Company shall file a Registration Statem ent with the SEC to register the Conversion Stock under the Securities Act of 1933, as amended, and shall further register the Conversion Stock under any applicable state securities laws.  Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, if any, and Other Members.  It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold through a Direct Community Offering and/or a Syndicated Community Offering.  The purchase price per share for the Conversion Stock shall be a uniform price determined in accordance with Section IX hereof.  The Holding Company shall contribute to the Savings Bank an amount of the net proceeds received by the Holding Company from the sale of Conversion Stock as shall be determined by the Boards of Directors of the Holding Company and the Savings Bank and as shall be approved by the Division and the FDIC.

E.           Promptly following approval of the Application for Conversion by the Division and receipt of a notice of non-objection from the FDIC, this Plan will be submitted to the Members for their consideration and approval at the Special Meeting.  The Savings Bank may, at its option, mail to all Members as of the Record Date, at their last known address appearing on the records of the Savings Bank, a proxy statement in either long or summary form describing the Plan which will be submitted to a vote of the Members at the Special Meeting.  The Holding Company shall also mail to Eligible Account Holders, Tax Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members either a Prospectus and Order Form for the purchase of Conversion Stock or a letter informing them of their right to receive a Prospectus and Order Form and a postage prepaid card to request such materials, subject to the provisions of Section IX hereof.  The Plan must be approved by the affirmative vote of at least a majority of the total number of votes eligible to be cast by Members at the Special Meeting.

F.           Subscription Rights will be issued without payment therefor to Eligible Account Holders, Tax Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members as set forth in Section IX hereof.

G.          The effective date of the Conversion shall be the date set forth in Section VIII hereof.  Upon the effective date, the following transactions shall occur:

   (i)            The Savings Bank shall convert from mutual to stock form;

  (ii)           Certain depositors of the Savings Bank will be granted interests in the liquidation account to be established by the Savings Bank pursuant to Section XV hereof;

   (iii)        The Holding Company shall sell an amount of Conversion Stock determined in accordance with Section IX hereof; and

  (iv)         The Holding Company shall acquire 100% of the to be outstanding Capital Stock of the Converted Savings Bank in exchange for at least 50% of the net proceeds from the sale of Conversion Stock in the Conversion.

H.          The home office and branch offices of the Savings Bank shall be unaffected by the Conversion.

I.            The Savings Bank shall obtain an opinion of its tax advisors or a favorable ruling from the United States Internal Revenue Service which shall state that the Conversion w ill not result in any gain or loss for Federal income tax purposes to the Savings Bank or its Eligible Account Holders, Supplemental Eligible Account Holders and Other Members.  Receipt of a favorable opinion or ruling is a condition precedent to completion of the Conversion.

J.            The Savings Bank and the Holding Company may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion, including in connection with the Subscription Offering, Direct Community Offering and/or any Syndicated Community Offering, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms.

IV.           Meeting of Members

Upon receipt of approval of the Application by the Division and (i) receipt from the FDIC of a conditional intention to issue a notice of non-objection or (ii) expiration of the time period for FDIC review and objection without receipt of an objection by the FDIC, the Special Meeting shall be scheduled in accordance w ith the Savings Bank’s Bylaws.  Promptly after receipt of approval from the Division and at least 20 days but not more than 45 days prior to the Special Meeting, the Savings Bank shall distribute proxy solicitation materials to all Members and beneficial owners of accounts held in fiduciary capacities where the beneficial owners possess voting rights, as of the Record Date.  The proxy solicitation materials shall include a copy of the proxy statement to be used in connection with such solicitation (“Proxy Statement”) and other documents authorized for use by the regulatory authorities and may also include a copy of the Plan and/or a prospectus (“Prospectus”) as provided in Section VI below.  The Savings Bank shall also advise each Eligible Account Holder and Supplemental Eligible Account Holder not entitled to vote at the Special Meeting of the proposed Conversion and the scheduled Special Meeting, and provide a postage prepaid card on which to indicate whether he wishes to receive the Prospectus, if the Subscription Offering is not held concurrently with the proxy solicitation.

At the Special Meeting, an affirmative vote of not less than a majority of the total outstanding votes of the Members is required for approval of the Plan.  For purposes of voting at the Special Meeting, Members who are depositors of the Savings Bank shall be entitled to cast one vote for each $100, or fraction thereof, of the aggregate withdrawable value of all of the depositor’s Deposit Accounts as of the Record Date, and no Member shall be entitled to cast more than 1,000 votes.  Voting may be in person or by proxy.  The Division shall be notified prom ptly of the actions of the Members.

V.            Summary Proxy Statement

The Proxy Statement furnished to Members may be in summary form, provided that a statement is made in boldface type that a more detailed description of the Conversion may be obtained by returning an enclosed postage prepaid card or other written communication requesting supplemental information.  Without prior approval of the Division, the Special Meeting shall not be held less than 20 days after the last day on which the supplemental information statement is mailed to requesting Members.  The supplemental information statement may be combined with the Prospectus if the Subscription Offering is commenced concurrently with or during the proxy solicitation of Members for the Special Meeting.

VI.           Offering Documents

The Holding Company may commence the Subscription Offering and, provided that the Subscription Offering has commenced, may commence the Direct Community Offering concurrently with or during the proxy solicitation of Members.  The Holding Company may close the Subscription Offering before the Special Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting.

The timing of the commencement of the Subscription Offering shall be determined by the Savings Bank in consultation with any financial or advisory or investment banking firm retained by them in connection with the Conversion.  The Savings Bank may consider a number of factors in determining such timing, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular.  The Savings Bank shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

The Savings Bank and the Holding Company shall, promptly after the Division has approved the Application and authorized the Proxy Statement and Prospectus for use, the FDIC has issued its non-objection letter, the SEC has declared the Registration Statement, which includes the Prospectus, effective and all other required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members, at their last known addresses appearing on the records of the Savings Bank as of the Record Date for the purpose of enabling them to exercise their respective Subscription Rights.

The Savings Bank’s proxy solicitation materials may require Eligible Account Holders, Supplemental Eligible Account Holders and Other Members to return to the Savings Bank by a reasonable certain date a postage prepaid card or other written communication requesting receipt of a Prospectus with respect to the Subscription Offering, provided that if the  Prospectus is not mailed concurrently with the proxy solicitation materials, the Subscription Offering shall not be closed until the expiration of 30 days after the mailing of the proxy solicitation materials.  If the Subscription Offering is not commenced within 45 days after the Special Meeting, the Savings Bank may transmit, not more than 30 days prior to the commencement of the Subscription Offering, to each Eligible Account Holder, Supplemental Eligible Account Holder and other eligible subscribers who had been furnished with proxy solicitation materials a notice which shall state that the Savings Bank is not required to furnish a Prospectus to them unless they return by a reasonable date certain a postage prepaid card or other written communication requesting the receipt of the Prospectus.

Prior to commencement of the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering, the Holding Company shall file the Registration Statement.  The Holding Company shall not distribute the final Prospectus until the Registration Statement containing same has been declared effective by the SEC.

VII.         Combined Subscription and Direct Community Offering

Instead of a separate Subscription Offering, all Subscription Rights may be exercised by delivery of properly completed and executed Order Forms to the Savings Bank or the selling group utilized in connection with the Direct Community Offering and the Syndicated Community Offering.  If a separate Subscription Offering is not held, orders for Conversion Stock in the Direct Community Offering shall first be filled pursuant to the priorities and limitations stated in Section IX.C., below.

VIII.        Effective Date

After receipt of all orders for Conversion Stock, and concurrently with the execution thereof, the amendment of the Savings Bank’s mutual Charter and Bylaws to authorize the issuance of shares of Capital Stock and to conform to the requirements of a Washington-chartered capital stock savings bank will be declared effective by the Division, the amended Articles of Incorporation and Bylaws approved by the Members will become effective.  At such time, the Conversion Stock will be issued and sold by the Holding Company, the Capital Stock to be issued in the Conversion will be issued and sold to the Holding Company, and the Converted Savings Bank will become a wholly owned subsidiary of the Holding Company.  The Converted Savings Bank will issue to the Holding Company 1,000 shares of its common stock, representing all of the shares of Capital Stock to be issued by the Converted Savings Bank, and the Holding Company will make payment to the Converted Savings Bank of that portion of the aggregate net proceeds realized by the Holding Company from the sale of the Conversion Stock under the Plan as may be authorized or required by the Division or the FDIC.

IX.           Stock Offering

A.          Number of Shares

The number of shares of Conversion Stock to be offered pursuant to the Plan shall be determined initially by the Boards of Directors of the Savings Bank and the Holding Company in conjunction with the determination of the Purchase Price (as that term is defined in Section IX.B. below).  The number of shares to be offered may be subsequently adjusted by the Boards of Directors of the Savings Bank and the Holding Company prior to completion of the offering.

B.           Independent Evaluation and Purchase Price of Shares

The aggregate price at which the Conversion Stock shall be sold shall be consistent with the estimated pro forma market value of the Conversion Stock, based upon an independent valuation as provided for in this Section IX.B.  The Savings Bank shall cause the independent appraiser to prepare a pro forma valuation of the aggregate market value of the Holding Company Common Stock, giving effect to completion of the Conversion, which shall be submitted to the Division as part of the Application for Conversion, such valuation to be expressed in terms of an estimated valuation range.

Prior to the commencement of the Subscription Offering, an estimated valuation range will be established, which shall be equal to the estimated pro forma market value of the Conversion Stock, as determined by the independent appraiser.  The maximum of the estimated valuation range shall be no more than 15% above the average of the minimum and maximum of such range and the minimum of which shall be no more than 15% below such average. The maximum of the estimated valuation range may be increased by up to 15% subsequent to the Subscription Offering to reflect changes in market and financial conditions or demand for the shares.  From time to time, as appropriate or as required by applicable law or the Division, the Savings Bank shall cause the independent appraiser to review developments subsequent to its valuation to determine whether the estimated valuation range should be revised.

All shares of Conversion Stock sold in the Conversion, including shares sold in any Direct Community Offering, shall be sold at a uniform price per share, referred to herein as the “Purchase Price.”  Based on the estimated valuation range, the Board of Directors of the Savings Bank shall determine the offering range by fixing the Purchase Price and establishing a range of the number of shares of Conversion Stock to be offered.  The total number of shares of Conversion Stock offered and the Purchase Price shall be subject to increase or decrease at any time prior to any Syndicated Community Offering or other method of sale to reflect changes in market and financial conditions.  If the aggregate purchase price of the Conversion Stock sold in the Subscription Offering, Direct Community Offering and Syndicated Community Offering is below the minimum of the offering range, or materially above the maximum of the offering range, resolicitation of purchasers may be required; provided, that up to a 15%  increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the Conversion Stock, will not be deemed material so as to require a resolicitation.  If a resolicitation of purchasers is required, it shall be effected in such manner and within such time as the Savings Bank shall establish, with the approval of the Division.

Notwithstanding the foregoing, shares of Conversion Stock will not be issued unless, prior to the consummation of the Conversion, the independent appraiser confirms to the Savings Bank and the Division that, to the best knowledge of the independent appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the independent appraiser to conclude that the number of shares of Conversion Stock issued in the Conversion multiplied by the Purchase Price is incompatible with the estimate of the aggregate consolidated pro forma market value of the Conversion Stock.  If such confirmation is not received, the Savings Bank may cancel the offerings, extend the Conversion and establish a new estimated valuation range, hold new offerings, or take such other action as the Division may permit.

C.            Method of Offering Shares

Subscription Rights shall be issued at no cost to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members pursuant to priorities established by this Plan and the requirements of the Division and the FDIC.  In order to effect the Conversion, all shares of Conversion Stock proposed to be issued in connection with the Conversion must be sold and, to the extent that shares are available, no subscriber shall be allowed to purchase less than 25 shares; provided, however, that if the purchase price is greater than $20 per share, the minimum number of shares which must be subscribed for shall be adjusted so that the aggregate actual purchase price required to be paid for such minimum number of shares does not exceed $500.  The priorities established for the purchase of shares are as follows:

1.             Category 1:  Eligible Account Holders

a.           Each Eligible Account Holder shall receive, without payment, Subscription Rights entitling such Eligible Account Holder to purchase that number of shares of Conversion Stock which is equal to the greater of the maximum purchase limitation established for the Direct Community Offering, one-tenth of one percent of the total offering or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of w hich the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case subject to Sections IX.E. and X.J. below.  If the allocation made in this paragraph results in an oversubscription, shares of Conversion Stock shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase a number of shares of Conversion Stock sufficient to make his total allocation equal to 100 shares of Conversion Stock or the total amount of his subscription, whichever is less.  Any shares of Conversion Stock not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unfilled.

b.           Subscription Rights received by Officers and Directors of the Savings Bank and the Holding Company, and their Associates, as Eligible Account Holders, based on their increased deposits in the Savings Bank in the one-year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of Subscription Rights pursuant to this Category.

2.             Category 2: Tax-Qualified Employee Stock Benefit Plans

a.            Tax-Qualified Employee Stock Benefit Plans of the Savings Bank shall receive, without payment, non-transferable Subscription Rights to purchase in the aggregate up to 8%  of the Conversion Stock.  The Subscription Rights granted to Tax-Qualified Stock Benefit Plans of the Savings Bank shall be subject to the availability of shares of Conversion Stock after taking into account the shares of Conversion Stock purchased by Eligible A ccount Holders.  Because the Subscription Rights granted to Tax-Qualified Employee Stock Benefit Plans of the Savings Bank are subordinate to the Subscription Rights granted to Eligible Account Holders, it is possible that the subscription order of Tax-Qualified Employee Stock Benefit Plans of the Savings Bank will not be filled as a result of an oversubscription by Eligible Account Holders.  To the extent that Tax-Qualified Employee Stock Benefit Plans of the Savings Bank are unable to purchase in the aggregate up to 8% of the shares of Conversion Stock issued in the Conversion as a result of such an oversubscription, Tax-Qualified Employee Stock Benefit Plans of the Savings Bank may purchase shares in the open market following the consummation of the Conversion.  Tax-Qualified Employee Stock Benefit Plans m ay use funds contributed by or borrowed from the Holding Company or the Savings Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Savings Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Savings Bank to fail to meet any applicable capital requirements.

b.            Shares of Conversion Stock purchased by any individual participant in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of Subscription Rights granted to such participant in his individual capacity as an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member or purchases by such participant in the Direct Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Conversion Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of  subparagraph 2.a. above if the individual participant controls or directs the investment authority with respect to such account or subaccount.

3.             Category 3:  Supplemental Eligible Account Holders

a.            In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to the Division’s approval, then, and only in that event, each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights entitling such Supplemental Eligible Account Holder to purchase that number of shares of Conversion Stock which is equal to the greater of the maximum purchase limitation established for the Direct Community Offering, one-tenth of one percent of the total offering or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denom inator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders, in each case subject to Sections  IX.E. and X.J. below.

b.            Subscription Rights received pursuant to this category shall be subordinated to Subscription Rights granted to Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans.

c.            Any Subscription Rights to purchase shares of Conversion Stock received by an Eligible Account Holder in accordance with Category Number 1 shall reduce to the extent thereof the Subscription Rights to be distributed pursuant to this Category.

d.            In the event of an oversubscription for shares of Conversion Stock pursuant to this Category, shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders as follows:

(1)           Shares of Conversion Stock shall be allocated so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Conversion Stock sufficient to make his total allocation (including the number of shares of Conversion Stock, if any, allocated in accordance with Category Number 1) equal to 100 shares of Conversion Stock or the total amount of his subscription, whichever is less.

(2)           Any shares of Conversion Stock not allocated in accordance with subparagraph (1) above shall be allocated among the subscribing Supplem ental Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled.

4.            Category 4:  Other Members

Other Members shall receive Subscription Rights to purchase shares of Conversion Stock, after satisfying the subscriptions of Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders pursuant to Category Nos. l, 2 and 3 above, subject to the following conditions:

a.           Each such Other Member shall be entitled to subscribe for the greater of the maximum purchase limitation established for the Direct Community Offering or one-tenth of one percent of the total offering.

b.           In the event of an oversubscription for shares of Conversion Stock pursuant to Category No. 4, the shares of Conversion Stock available shall be allocated among the subscribing Other Members pro rata on the basis of the amounts of their respective subscriptions.

D.            Direct Community Offering and Syndicated Community Offering

1.             Any shares of Conversion Stock not purchased through the exercise of Subscription Rights set forth in Category Nos. 1 through 4 above may be sold by the Savings Bank and the Holding Company to Persons under such terms and conditions as may be established by the Savings Bank’s and the Holding Company’s Boards of Directors with the concurrence of the Division.  The Direct Community Offering may commence concurrently with or as soon as possible after the completion of the Subscription Offering and must be completed within 45 days after completion of the Subscription Offering, unless extended with the approval of the Division.  No Person may purchase in the Direct Community Offering shares of Conversion Stock with an aggregate purchase price that exceeds $250,000.  The right to purchase shares of Conversion Stock under the Direct Community Offering is subject to the right of the Savings Bank and the Holding Company to accept or reject such subscriptions in whole or in part.  In the event of an oversubscription for shares in the Direct Community Offering, the shares available shall be allocated among prospective purchasers pro rata on the basis of the amounts of their respective orders.  The offering price for which such shares are sold to the general public in the Direct Community Offering shall be the Purchase Price.

2.             Orders received in the Direct Community Offering first shall be filled up to a maximum of 2% of the Conversion Stock and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

3.            The Conversion Stock offered in the Direct Community Offering shall be offered and sold in a manner that will achieve the widest distribution thereof.  Preference shall be given in the Direct Community Offering to natural Persons residing in the Local Community.

4.             Subject to such terms, conditions and procedures as may be determined by the Savings Bank and the Holding Company, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Direct Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering.  Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Savings Bank and the Holding Company to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering.  No Person may purchase in the Syndicated Community Offering shares of Conversion Stock with an aggregate purchase price that exceeds $250,000.  The Savings Bank and the Holding Company may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering and/or Direct Community Offering, provided that the Syndicated Community Offering must be com pleted within 45 days after the completion of the Subscription Offering, unless extended by the Savings Bank and the Holding Company with the approval of the Division.

5.             If for any reason a Syndicated Community Offering of shares of Conversion Stock not sold in the Subscription Offering and the Direct Community Offering cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering, Direct Community Offering or Syndicated Community Offering, the Savings Bank and the Holding Company shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the Division.

6.            In the event a Direct Community Offering or Syndicated Community Offering does not appear to be feasible, the Savings Bank and the Holding Company will immediately consult with the Division to determine the most viable alternative available to effect the completion of the Conversion.  Should no viable alternative exist, the Savings Bank and the Holding Company may terminate the Conversion with the concurrence of the Division.

E.             Limitations Upon Purchases

The following additional limitations and exceptions shall be imposed upon purchases of shares of Conversion Stock:

1.            Purchases of shares of Conversion Stock in the Conversion, including purchases in the Direct Community Offering or Syndicated Community Offering by any Person, and Associates thereof, or a group of Persons Acting in Concert, shall not exceed an aggregate purchase price of $500,000, except that Tax-Qualified Employee Stock Benefit Plans may purchase up to 8% of the total Conversion Stock issued and shares held or to be held by the Tax-Qualified Employee Stock Benefit Plans and attributable to a Person shall not be aggregated with other shares purchased directly by or otherwise attributable to such Person.

2.            Officers and Directors and Associates thereof may not purchase in the aggregate more than 25% of the shares issued in the Conversion.

3.            The members of the Boards of Directors of the Savings Bank and the Holding Company will not be deemed to be Associates or a group of Persons Acting in Concert with other Directors solely as a result of membership on either of the  Boards of Directors.

4.            The Savings Bank’s and the Holding Company’s Boards of Directors, with the approval of the Division and without further approval of Members, may, as a result of market conditions and other factors, increase or decrease the purchase limitation in Sections D.1 or E.1 above or the number of shares of Conversion Stock to be sold in the Conversion.  The Boards of Directors of the Savings Bank and the Holding Company may, in their sole discretion, increase the maximum purchase limitation set forth above with Division approval to provide that any Person, group of associated Persons, or Persons otherwise Acting in Concert subscribing for 5%, may purchase between 5% and 10%  as long as the aggregate amount that such subscribers purchase does not exceed 10%  of the total stock offering.  If the maximum purchase limitations or the number of shares of Conversion Stock to be sold in the Conversion are increased, the Savings Bank and Holding Company are only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Savings Bank and Holding Company, resolicit certain other large subscribers.  If the Savings Bank and Holding Company decrease the maximum purchase limitations or the number of shares of Conversion Stock to be sold in the Conversion, the orders of any Person who subscribed for the maximum purchase amount shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

5.            Notwithstanding any other provisions of this Plan, no person shall be entitled to purchase any Conversion Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding.  The Holding Company and/or its agents may ask for a legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished or is not deemed acceptable in the sole discretion of the Holding Company.

6.            Prior to and during the Offerings, no Person shall (1) transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of any Subscription Rights or shares of Conversion Stock; (2) make any offer, or any announcement of an offer, to purchase any Conversion Stock from anyone but the Holding Company; or (3) knowingly acquire more than the maximum purchase amount allowable under this Plan.

EACH PERSON PURCHASING CONVERSION STOCK IN THE OFFERINGS W ILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN.  ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE SAVINGS BANK AND THE HOLDING COMPANY IN THEIR SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS AND THE SAVINGS BANK AND HOLDING COMPANY MAY TAKE ANY REMEDIAL ACTION, INCLUDING WITHOUT LIMITATION REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE DIVISION FOR INVESTIGATION AND ACTION, AS IN THEIR SOLE DISCRETION THE SAVINGS BANK AND HOLDING COMPANY MAY DEEM APPROPRIATE.

F.            Restrictions On and Other Characteristics of the Conversion Stock

1.            Transferability.  Conversion Stock purchased by Officers and Directors of the Savings Bank and the Holding Company shall not be sold or otherwise disposed of for value for a period of one year from the effective date of Conversion, except for any disposition following the death of the original purchaser.

The Conversion Stock issued by the Holding Com pany to such Officers and Directors shall bear a legend giving appropriate notice of the one-year holding period restriction.  Said legend shall state as follows:

“The shares evidenced by this certificate are restricted as to transfer for a period of one year from the date of this certificate pursuant to the laws of the State of Washington.  These shares may not be transferred prior thereto without a legal opinion of counsel that said transfer is permissible under the provisions of applicable laws and regulations.  This restrictive legend shall be deemed null and void after one year from the date of this certificate.”

In addition, the Holding Company shall give appropriate instructions to the transfer agent of the Holding Company Stock with respect to the foregoing restrictions.  Any shares of Holding Company Stock subsequently issued as a stock dividend, stock split or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for such Persons as may be then applicable to such restricted stock.

2.            Subsequent Purchases by Officers and Directors.  Without prior approval of the Division, if applicable, Officers and Directors of the Converted Savings Bank and the Holding Company, and their Associates, shall be prohibited for a period of three years following completion of the Conversion from purchasing outstanding shares of Holding Company Stock, except from a broker or dealer registered with the SEC and/or the Secretary of State of the State of W ashington.  Notwithstanding this restriction, purchases involving more than 1% of the total outstanding shares of Holding Company Stock and purchases made and shares held by a Tax-Qualified or non-Tax-Qualified Employee Stock Benefit Plan which may be attributable to such Directors and Officers may be made in negotiated transactions without the Division’s permission or the use of a broker or dealer.

3.            Repurchase and Dividend Rights.  The Holding Company may repurchase Holding Company Stock subject to applicable laws and regulations.

The Converted Savings Bank may not declare or pay a cash dividend on the Capital Stock if the result thereof would be to reduce the regulatory capital of the Converted Savings Bank below (i) the amount required for the Liquidation Account or (ii) the amount required by the Division.

Any dividend declared or paid on, or repurchase of, the Capital Stock shall be in compliance with the rules and regulations of the Division, or other applicable regulations.  The above limitations shall not preclude payment of dividends on, or repurchases of, Capital Stock in the event applicable regulatory limitations are liberalized subsequent to the Conversion.

4.            Voting Rights.  After the Conversion, exclusive voting rights with respect to the Holding Company shall be vested in the holders of Holding Company Stock and the Holding Company will have exclusive voting rights with respect to the Capital Stock.

G.            Mailing of Offering Materials and Collation of Subscriptions

The sale of all shares of Conversion Stock offered pursuant to the Plan must be completed within 24 months after approval of the Plan at the Special Meeting.  After (i) approval of the Plan by the Division, (ii) the receipt of a notice of non-objection from the FDIC with respect to the Notice or expiration of the time period for FDIC review and objection without receipt of an objection from the FDIC and (iii) the declaration of the effectiveness of the Registration Statement, the Holding Company shall distribute Prospectuses and Order Forms for the purchase of shares of Conversion Stock in accordance with the terms of the Plan.

The recipient of an Order Form shall be provided not less than 20 days nor more than 45 days from the date of mailing, unless extended, properly to complete, execute and return the Order Form to the Savings Bank and the Holding Company.  Self-addressed, postage prepaid, return envelopes shall accompany all Order Forms when they are mailed. Failure of any eligible subscriber to return a properly completed and executed Order Form within the prescribed time limits shall be deemed a waiver and a release by such eligible subscriber of any rights to purchase shares of Conversion Stock under the Plan.

The sale of all shares of Conversion Stock proposed to be sold in connection with the Conversion must be completed within 45 days after the last day of the Subscription Offering, unless extended by the Savings Bank and the Holding Company with the approval of the Division.

H.           Method of Payment

Payment for all shares of Conversion Stock may be made by check or by money order, or if a subscriber has a Deposit Account in the Savings Bank such subscriber may authorize the Savings Bank to charge the subscriber’s Deposit Account.  The Holding Company shall pay interest at not less than the passbook rate on all amounts paid in cash or by check or money order to purchase shares of Conversion Stock in the Subscription Offering from the date payment is received until the Conversion is completed or terminated.    All funds received before the completion of the Conversion will be held in a segregated account at the Savings Bank, or at the Savings Bank’s discretion, at an independent insured depository institution.  The Savings Bank is not permitted knowingly to loan funds, and will use its best efforts to insure that credit is not extended, to any Person for the purpose of purchasing Conversion Stock.

If a subscriber authorizes the Savings Bank to charge the subscriber’s Deposit Account, the funds shall remain in the subscriber’s Deposit Account and shall continue to earn interest, but may not be used by such subscriber until the Conversion is completed or terminated, whichever is earlier.  The withdrawal shall be given effect only concurrently with the sale of all shares of Conversion Stock proposed to be sold in the Conversion and only to the extent necessary to satisfy the subscription at a price equal to the Purchase Price.  The Savings Bank shall allow subscribers to purchase shares of Conversion Stock by withdrawing funds from certificate accounts held with the Savings Bank without the assessment of early withdrawal penalties, subject to the approval, if necessary, of the applicable regulatory authorities.  In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement.  In that event, the remaining balance shall earn interest at the passbook rate.  This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Conversion Stock under the Plan.

In the event of an unfilled amount of any subscription order, the Savings Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the sale of the Conversion Stock.  If for any reason the sale of the Conversion Stock is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at the Savings Bank.

Tax-Qualified Employee Stock Benefit Plans may subscribe for shares by submitting an Order Form, along with evidence of a loan commitment for the purchase of shares, if applicable, during the Subscription Offering and by making payment for the shares on the date of the closing of the Conversion.

I.             Order Forms; Insufficient Payment

A single Order Form for all Deposit Accounts maintained with the Savings Bank by any Eligible Account Holder, any Supplemental Eligible Account Holder and any Other Member may be furnished, irrespective of the number of Deposit Accounts maintained with the Savings Bank on the applicable record date.  No person holding a Subscription Right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Conversion Stock. Multiple orders are subject to adjustment, as appropriate, on a pro rata basis and deposit balances will be divided equally among such orders in allocating shares in the event of an oversubscription.

The Savings Bank and Holding Company shall have the absolute right, in their sole discretion and without liability to any participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received; (iii) not accompanied by the proper payment (or authorization of withdrawal from a Deposit Account with sufficient funds therein); or (iv) submitted by a Person whose representations the Savings Bank and Holding Company believe to be false or who they otherwise believe, either alone, or Acting in Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan.  Furthermore, in the event Order Forms (i) are not delivered and are returned, or notice of non-delivery is given, to the Savings Bank or Holding Company by the United States Postal Service or (ii) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the Subscription Rights of the Person to which such rights have been granted will lapse as though such Person failed to return the contemplated Order Form within the time period specified thereon.  The Savings Bank and Holding Company may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify.  Subscription orders once tendered are irrevocable.  The interpretation of the Savings Bank and Holding Company of the terms and conditions of the Order Forms shall be final and conclusive, subject to the authority of the Division.

J.             Members in Non-Qualified States or in Foreign Countries

The Savings Bank and the Holding Company shall make reasonable efforts to comply with the securities laws of all states of the United States in which Persons entitled to subscribe for shares of Conversion Stock pursuant to the Plan reside.  However, no such Person shall be offered or receive any such shares under the Plan who resides in a foreign country or who resides in a state of the United States with respect to which any of the following apply:  (a) a small number of Persons otherwise eligible to subscribe for shares of Conversion Stock reside in such state; (b) the granting of Subscription Rights or offer or sale of shares of Conversion Stock to such Persons would require the Holding Company to register, under the securities laws of such state, as a broker, dealer, salesperson or selling agent, or to register or otherwise qualify its securities for sale in such state; or (c) such registration or qualification in the judgment of the Savings Bank and Holding Company would be impractical for reasons of cost or otherwise.

X.           Articles of Incorporation and Bylaws

As part of the Conversion, Articles of Incorporation and Bylaws for the Converted Savings Bank will be adopted to authorize the Converted Savings Bank to operate as a Washington-chartered capital stock savings bank.  By approving the Plan, the Members shall thereby approve such Articles of Incorporation and Bylaws.  Prior to completion of the Conversion, the proposed Articles of Incorporation and Bylaws may be amended in accordance with the provisions and limitations for amending the Plan under Section XVII below.  The effective date of the adoption of the Articles of Incorporation and Bylaws shall be the date of the issuance of the Conversion Stock and the Capital Stock, which shall be the date of consummation of the Conversion.

XI.          Post Conversion Filing and Market Making

In connection with the Conversion, the Holding Company shall register the Conversion Stock with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such Conversion Stock for a period of three years thereafter.  The Holding Company shall use its best efforts to encourage and assist various M arket M akers to establish and maintain a market for the shares of its stock.  The Holding Company shall also use its best efforts to list its stock through The Nasdaq Stock M arket LLC or on any other national or regional securities exchange.

XII.         Status of Deposit Accounts and Loans Subsequent to Conversion

All Deposit Accounts shall retain the same status after Conversion (except for voting and liquidation rights) as these accounts had prior to Conversion.  Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or accounts after the Conversion, equal in amount to the withdrawable value of such holder’s Deposit Account or accounts prior to Conversion.  All Deposit Accounts will continue to be insured by the Deposit Insurance Fund of the FDIC up to the applicable limits of insurance coverage.  All loans shall retain the same status after the Conversion as they had prior to the Conversion.  See Section IX.F.4. with respect to the termination of voting rights of Members.

XIII.        Liquidation Account

After the Conversion, holders of Deposit Accounts shall not be entitled to share in any residual assets in the event of liquidation of the Converted Savings Bank.  However, the Savings Bank shall, at the time of the Conversion, establish a liquidation account in an amount equal to its total net worth as of the date of the latest statement of financial condition contained in the final Prospectus.  The function of the liquidation account shall be to establish a priority on liquidation and, except as provided in Section IX.F.3 above, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth of the Converted Savings Bank.

The liquidation account shall be maintained by the Converted Savings Bank subsequent to the Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who retain their Deposit Accounts in the Converted Savings Bank.  Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance (“subaccount”).

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder or a Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of such holder’s Qualifying Deposit  on the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable ,  and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders  or Supplemental Eligible Account Holders , as applicable, on the applicable date.  If an account holder holds a Deposit Account on the Eligibility Record Date and a separate Deposit Account on the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date.   Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the Eligibility Record Date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the deposit balance in such Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date, then the subaccount balance for such Deposit Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance.  In the event of a downward adjustment, such subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account.  If any such Deposit Account is closed, the related subaccount balance shall be reduced to zero.

In the event of a complete liquidation of the Converted Savings Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for Deposit Account(s) then held by such holder before any liquidation distribution may be made to stockholders.  No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities or similar transactions with another Federally-insured institution in which the Converted Savings Bank is not the surviving institution shall be considered to be a complete liquidation. In any such transaction, the liquidation account shall be assumed by the surviving institution.

Subsequent to the completion of the Conversion, the Converted Savings Bank may not declare or pay cash dividends on, or repurchase any of, its Capital Stock, if such dividend or repurchase would reduce the Converted Savings Bank’s regulatory capital below the amount then required for the Liquidation Account.  Otherwise the existence of the Converted Savings Bank’s obligation hereunder with respect to the Liquidation Account shall not operate to restrict the use or application of any of the capital accounts of the Savings Bank.  The Converted Savings Bank shall not be required to set aside funds in connection with its obligation hereunder with respect to the Liquidation Account.  Eligible Account Holders and Supplemental Eligible Account Holders do not retain any voting rights in either the Holding Company or the Savings Bank based on their liquidation subaccounts.

XIV.       Restrictions on Acquisition of Stock of the Holding Company

A.           For a period of three years following completion of the Conversion, no Person may make directly, or indirectly, any offer to acquire or actually acquire Capital Stock of the Converted Savings Bank if, after consummation of such acquisition, such person would be the beneficial owner of more than 10% of the Holding Company’s Common Stock, without the prior approval of the Division.  However, approval is not required for purchases directly from the Holding Company or the underwriters or selling group acting on its behalf with a view towards public resale, or for purchases not exceeding 1% per annum of the shares outstanding.  Civil penalties may be imposed by the Division for willful violation or assistance of any violation.

B.            The Holding Company may provide in its articles of incorporation a provision that, for a specified period of up to five years following the date of the completion of the Conversion, no Person shall directly or indirectly offer to acquire or actually acquire the beneficial ownership of m ore than 10%  of any class of equity security of the Holding Company.  Such provisions would not apply to the acquisition of securities by Tax-Qualified Employee Stock Benefit Plans provided that such plans do not have beneficial ownership of more than 25% of any class of equity security of the Holding Company. The Holding Company may provide in its articles of incorporation for such other provisions affecting the acquisition of its stock as shall be determined by its Board of Directors.

XV.         Directors and Officers of the Converted Savings Bank

The Conversion is not intended to result in any change in the Directors or Officers of the Savings Bank.  Each Person serving as a Director of the Savings Bank at the time of Conversion shall continue to serve as a member of the Converted Savings Bank’s Board of Directors, subject to the Converted Savings Bank’s charter and bylaws. The Persons serving as Officers of the Savings Bank immediately prior to the Conversion will continue to serve at the discretion of the Board of Directors in their respective capacities as Officers of the Converted Savings Bank. In connection with the Conversion, the Savings Bank and the Holding Company may enter into employment agreements and change of control agreements on such terms and with such officers as shall be determined by the Boards of Directors of the Savings Bank and the Holding Company.

XVI.       Executive Compensation

A.           The Holding Company and the Savings Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation an employee stock ownership plan.

B.            Subsequent to the Conversion, the Holding Company and the Savings Bank are authorized to adopt executive compensation or other benefit programs, including but not limited to, com pensation plans involving stock options, stock appreciation rights, restricted stock plans, employee recognition programs and similar plans, provided however that, with respect to any such plan im plemented during the one-year period subsequent to the date of consummation of the Conversion, any such plan: (i) shall be disclosed in the proxy solicitation materials for the Special Meeting of Members and in the Registration Statement; (ii) in the case of stock option plans, shall have a total number of shares of common stock for which options may be granted of not more than 10% of the amount of shares issued in the Conversion; (iii) in the case of management or employee recognition or grant plans, shall have a total number of shares of common stock of not more than 4% of the amount of shares issued in the Conversion; (iv) in the case of stock option plans and employee recognition or grant plans, shall be submitted for approval by the holders of the Holding Company Common Stock no earlier than six months following consummation of the Conversion; and (v) shall comply with all other applicable requirements of the Division.

C.           Existing, as well as any newly created, Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Subscription Offering and the Direct Community Offering, to the extent permitted by the terms of such benefit plans and this Plan.

XVII.      Amendment or Termination of Plan

If necessary or desirable, the Plan may be amended by a two-thirds vote of the Savings Bank’s Board of Directors, at any time prior to submission of the Plan and proxy materials to the Members.  At any time after submission of the Plan and proxy materials to the Members, the Plan may be amended by a two-thirds vote of the Board of Directors only with the concurrence of the Division.  The Plan may be terminated by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting, and at any time following such Special M eeting with the concurrence of the Division.  In its discretion, the Board of Directors may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another meeting of the Members.

In the event that mandatory new regulations pertaining to conversions are adopted by the Division prior to the completion of the Conversion, the Plan shall be amended to conform to the new mandatory regulations without a resolicitation of proxies or another meeting of Members.  In the event that new conversion regulations adopted by the Division prior to completion of the Conversion contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another meeting of Members.

By adoption of the Plan, the Members authorize the Board of Directors to amend and/or terminate the Plan under the circumstances set forth above.

XVIII.     Expenses of the Conversion

The Savings Bank and the Holding Company shall use their best efforts to assure that expenses incurred in connection with the Conversion shall be reasonable.

XIX.       Contributions to Tax-Qualified Plans

The Holding Company and/or the Converted Savings Bank may make discretionary contributions to the Tax-Qualified Employee Stock Benefit Plans, provided such contributions do not cause the Converted Savings Bank to fail to meet its regulatory capital requirements.

XX.         Severability

If any term, provision, covenant or restriction contained in this Plan is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Plan shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

XXI.       Miscellaneous

This Plan is to be governed by and construed in accordance with the laws of the State of Washington.  All interpretations of this Plan and application of its provisions to particular circumstances shall be made by the Board of Directors of the Savings Bank and all such interpretations shall be final, subject to the authority of the Division.   Section headings are not to be considered a part of this Plan, but are included solely for convenience of reference and shall in no way define, limit, extend, or describe the scope or intent of any of the provisions hereof.  Any reference to a Section or Paragraph shall refer to a Section or Paragraph of this Plan, unless otherwise stated.  Except for such rights as are set forth herein for Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, this Plan shall create no rights in any Person. The terms defined in this Plan have the meanings assigned to them in this Plan and include the plural as well as the singular, and words of any gender shall include each other gender where appropriate.

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